Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Reports Third Quarter 2008 Financial Results
•	Operating Performance in Line with Company Expectations

•	Consolidated Operating Income of $30 Million after Adjustments

•	Non Run-Rate Mark-to-Market Loss and Anglesey Outage Led to Reported Net Loss of $22 Million

•	Strategic Investment Initiatives Proceeding on Plan
FOOTHILL RANCH, Calif., November 4, 2008 — Kaiser Aluminum Corporation (NASDAQ:KALU) today reported a net loss of $22.1 million for the quarter ended September 30, 2008, reflecting a $43.8 million non-cash, mark-to-market loss (pretax) on derivative positions, primarily due to declining metal prices, as well as an adverse operating impact of the previously discussed Anglesey outage, estimated at approximately $20 million (pretax). Net loss per diluted share was $1.11 for the third quarter 2008. Excluding the impact of non run-rate items, primarily the mark-to-market loss, and the Anglesey outage, adjusted net income and earnings per diluted share were $15.7 million and a positive $0.77, respectively.
“Operating results for the quarter were largely in line with our expectations, as the underlying fundamentals of our core fabricated products business generally remained strong and consistent with market trends discussed during our previous earnings conference call,” said Jack A. Hockema, President, CEO and Chairman. “We continued to experience solid demand for aerospace and defense products, but began to see the early trends of distributor de-stocking in our rod and bar business. Consolidated operating income was $30 million after adjustment for non-run-rate items and the impact of the Anglesey outage.”
Consolidated net sales for the third quarter ended September 30, 2008 were $369.2 million, increasing slightly from net sales of $366.7 million reported in the prior year quarter. Net sales were favorably impacted by higher realized prices in the Fabricated Products and Primary Aluminum segments, offset by a 40 percent reduction in Primary Aluminum shipments due to the outage at Anglesey.
The Company reported a $36.5 million operating loss in the third quarter 2008 compared to operating income of $44.0 million in the third quarter 2007. The third quarter operating loss reflects the $43.8 million non-cash, non-run-rate mark-to-market loss mentioned above, which essentially reversed the non-cash mark-to-market gains reported in the first half 2008, as well as the $20 million operating impact of the Anglesey outage. Excluding these items, adjusted operating income for the third quarter 2008 was a positive $30 million compared to $37 million in the prior year quarter.
Year-to-Date Consolidated Financial Results
For the nine months ended September 30, 2008, consolidated net sales increased 3 percent to $1,181.7 million compared to $1,144.0 million in the nine months ended September 30, 2007. The increase in net sales is primarily the result of a 5 percent increase in shipments from the Fabricated Products segment and a 5 percent increase in Primary Aluminum pricing partially offset by a 17 percent reduction in shipments in the Primary Aluminum segment due to the Anglesey outage.
Consolidated operating income decreased to $69.6 million compared to $139.0 million in the prior year period. Net income of $39.8 million for the nine months ended September 30, 2008, compared to $76.6 million for the same period in 2007. The 2008 periods primarily reflect a $27 million impact due to the outage at Anglesey, higher energy related costs and operating inefficiencies in the rod and bar value stream that will be addressed through the Kalamazoo investment initiative. Earnings per diluted share were $1.95 for the nine months ended September 30, 2008, compared to $3.77 in the prior year period.

Fabricated Products
Operating income for the Fabricated Products segment was $19.5 million for the third quarter 2008 compared to $39.8 million in the prior-year period. Adjusting for non-run-rate items, primarily mark-to-market losses on natural gas and currency hedging positions, operating income for the quarter would have been $33 million compared to $39 million in the prior year quarter, reflecting stronger value-added sales which were more than offset by cost pressures from energy and other manufacturing costs.
For the nine month period ended September 30, 2008, operating income was $102.4 million compared to $129.3 million for the comparable period in 2007. The 2008 period reflects stronger value-added sales, which was more than offset by unfavorable energy related costs, higher manufacturing costs and major maintenance expense, and higher depreciation related to the commissioning of new production assets. The nine month period also was impacted by non run-rate mark-to-market losses on natural gas and currency derivative positions. Operating income for both the quarter and nine month periods of the prior year, 2007, reflected record results in the Fabricated Products segment.
“The final phase of our heat treat plate expansion is now complete, providing capacity that should lead to record heat treat plate shipments in the fourth quarter,” said Mr. Hockema. “While we expect overall demand for aerospace and defense applications to remain strong, the current credit crisis creates significant uncertainty regarding U.S. industrial demand that affects other parts of our business. As a result, we continue to take prudent actions to maintain our strong balance sheet and competitive position in today’s environment.”
Primary Aluminum
Third quarter operating results in the Primary Aluminum segment were negatively impacted by approximately $20 million from the Anglesey outage as well as $34.1 million of non-cash, non-run-rate mark-to-market losses on metal and currency derivative positions. The impact of these items resulted in an operating loss of $44.9 million for the third quarter 2008, compared to operating income of $13.4 million for the third quarter 2007. Additionally, the third quarter results reflect a favorable impact of higher realized pricing offset by the impact of unfavorable currency exchange rates net of hedging. As previously noted, the Company was unable to offset the operating loss with income from an insurance settlement in the third quarter, but it expects insurance proceeds to ultimately cover losses. The timing and amount of the insurance settlement are uncertain.
Operating income for the nine months ended September 30, 2008 was $3.8 million compared to $31.8 million in the prior year period, primarily due to the $27 million impact of the outage at Anglesey mentioned above, favorable realized pricing, higher power costs, and the net impact of unfavorable currency exchange rates net of hedging.
Anglesey is anticipated to return to full production by the end of the fourth quarter. While Anglesey continues to pursue affordable power beyond the September 2009 contract expiration, it additionally is evaluating other strategic alternatives, including a potential facility shutdown. An ultimate shutdown of the operation would have no direct impact on the Company’s core Fabricated Products business.
Corporate Highlights
During the third quarter, the Company utilized cash and revolver borrowings to fund higher levels of working capital, investment in strategic capital projects and the repurchase of stock under its authorized share repurchase program. The Company has ready access to its committed revolving credit facility to meet operating cash requirements.
The final phase of the Company’s heat treat plate expansion project at the Trentwood facility is now complete, increasing production capacity to meet existing aerospace contract demand and other heat treat plate applications. The new Kalamazoo project, a core component of the Company’s business strategy, remains on track to begin start-up in late 2009. This investment will improve operating efficiency and significantly improve the overall cost structure in the rod and bar value stream.
Summary Comments
“Although we continue to remain bullish on aerospace and defense demand both in the near term and long term, the current credit crisis has heightened the risk of a global recession,” said Mr. Hockema. “The markets we serve are cyclic, but our businesses are well positioned to manage through this period of economic uncertainty. Consistent with our management approach and philosophy, we will aggressively flex costs in response to changing market conditions. Additionally, we will continue to maintain a strong balance sheet and a prudent liquidity cushion to fund committed strategic investments and preserve our financial strength until we have further clarity on the future credit environment.”

Conference Call
Kaiser Aluminum will host a conference call on November 5, 2008 at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss third quarter 2008 results. To participate, call the conference call line at 1-877-660-8922. A link to the simultaneous web cast can be accessed on the company website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the start of the call. A replay of the conference call will be available at the same website location until December 5, 2008.

Non-GAAP Financial Measures
The press release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the Company has provided reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.
The non-GAAP financial measures used within this earnings release are operating profit, net income (loss) and earnings (loss) per diluted share, excluding non-run rate and non-operating gains and losses. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.
Kaiser Aluminum, headquartered in Foothill Ranch, Calif., is a leading producer of fabricated aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The company’s North American facilities annually produce more than 500 million pounds of value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the company was founded in 1946. The company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.
F-1105
This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) changes in economic or aluminum industry business conditions generally, including supply, demand and credit conditions; (b) changes in the markets served by the company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the company; (c) the company’s ability to complete its expansion and other organic growth projects as planned and by targeted completion dates; (d) the company’s ability to effectively address energy related costs and operating inefficiencies through surcharges and other initiatives; (e) the company’s ability to meet contractual commitments and obligations to supply products meeting required specifications;(f) customer performance; (g) uncertainty with respect to the future operation of Anglesey, including Anglesey’s ability to successfully restore capacity and assert insurance claims for the financial losses of Anglesey and its owners resulting from the recent outage; as well as Anglesey’s ability to secure power beyond the expiration of the current power contract in the context of declining metal prices, continuing high power prices and potentially significant pension funding obligations driven by the financial market crisis; (h) changes in competitive factors in the markets served by the company; (i) developments in technology used by the company, its competitors or its customers; (j) changes in accounting that may affect the company’s reported earnings, operating income or results; and (k) other risk factors summarized in the company’s reports filed with the Securities and Exchange Commission, including the company’s Form 10-K for the year ended December 31, 2007. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (LOSS)(1) (2)
(Unaudited)
(In millions of dollars except share and per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales	$369.2	$366.7	$1,181.7	$1,144.0

Costs and expenses:
Cost of products sold, excluding depreciation	383.7	303.3	1,044.2	954.4
Depreciation and amortization	3.6	3.0	10.8	8.3
Selling, administrative, research and development, and general	19.8	17.8	58.3	56.0
Other operating (benefits) charges, net	(1.4)	(1.4)	(1.2)	(13.7)

Total costs and expenses	405.7	322.7	1,112.1	1,005.0

Operating income (loss)	(36.5)	44.0	69.6	139.0
Other income (expense):
Interest expense	(.3)	(1.0)	(.8)	(2.2)
Other income (expense), net	(.2)	1.8	1.0	4.1

Income (loss) before income taxes	(37.0)	44.8	69.8	140.9
Income tax benefit (provision)	14.9	(20.0)	(30.0)	(64.3)

Net income (loss)	$(22.1)	$24.8	$39.8	$76.6

Earnings per share — Basic:
Net income (loss) per share	$(1.11)	$1.24	$1.99	$3.83

Earnings per share — Diluted:
Net income (loss) per share	$(1.11)	$1.22	$1.95	$3.77

Weighted average number of common shares outstanding (000):
Basic	19,995	20,026	20,032	20,010

Diluted	19,995	20,326	20,377	20,291

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an aluminum smelter in the United Kingdom.

(2)	Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 for additional detail regarding the items in the table.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
SELECTED OPERATIONAL AND FINANCIAL INFORMATION (1) (2)
(Unaudited)
(In millions of dollars except shipments and average realized third-party sales price)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Shipments (millions of pounds):
Fabricated Products	135.3	135.2	435.6	413.1
Primary Aluminum	24.2	40.0	98.0	118.6

	159.5	175.2	533.6	531.7
Average Realized Third Party Sales Price (per pound):
Fabricated Products	$2.48	$2.34	$2.40	$2.39
Primary Aluminum	$1.42	$1.26	$1.41	$1.34
Net Sales:
Fabricated Products	$334.9	$316.2	$1,043.3	$985.3
Primary Aluminum	34.3	50.5	138.4	158.7

Total Net Sales	$369.2	$366.7	$1,181.7	$1,144.0
Segment Operating (Loss) Income:
Fabricated Products	$19.5	$39.8	$102.4	$129.3
Primary Aluminum	(44.9)	13.4	3.8	31.8
Corporate and Other	(12.5)	(10.6)	(37.8)	(35.8)
Other Operating Benefits (Charges), Net	1.4	1.4	1.2	13.7

Total Operating (Loss) Income	$(36.5)	$44.0	$69.6	$139.0
Net (Loss) Income	$(22.1)	$24.8	$39.8	$76.6
Capital Expenditures, (net of change in accounts payable)	$22.7	$15.4	$61.0	$43.1

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an aluminum smelter in the United Kingdom.

(2)	Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 for additional detail regarding the items in the table.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS (1)(2)
(Unaudited)
(In millions of dollars)

	September 30,	December 31,
	2008	2007
Assets
Current assets (3)	467.9	454.6
Investments in and advances to unconsolidated affiliate	37.6	41.3
Property, plant, and equipment — net	272.8	222.7
Net assets in respect of VEBAs	135.0	134.9
Deferred tax assets — net	246.5	268.6
Other assets	50.5	43.1

Total	$1,210.3	$1,165.2

Liabilities & Stockholders’ Equity
Current liabilities	170.6	165.4
Long-term liabilities	54.4	57.0
Revolving Credit Facility	34.7	—
Commitments and contingencies

Stockholders’ equity:
Common stock	.2	.2
Additional capital	957.1	948.9
Retained earnings	142.4	116.1
Common stock owned by Union VEBA subject to transfer restrictions, at reorganization value	(116.4)	(116.4)
Treasury stock, at cost, 572,700 shares at September 30, 2008	(28.1)	—
Accumulative other comprehensive income (loss)	(4.6)	(6.0)

Total stockholders’ equity	950.6	942.8

Total	$1,210.3	$1,165.2

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an aluminum smelter in the United Kingdom.

(2)	Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 for additional detail regarding the items in the table.

(3)	Includes Cash and cash equivalents of $1.1 and $68.7, Inventories of $269.2 and $207.6, and net Trade receivables of $115.4 and $96.5 at September 30, 2008, and December 31, 2007, respectively.

Reconciliation of Non-GAAP Measures
The following table presents a reconciliation of non-GAAP measures presented in the earnings release for the quarter ended September 30, 2008:

	Fabricated	Primary
	Products	Aluminum	Corporate	Consolidated
GAAP operating income (loss)	$19.5	$(44.9)	$(11.1)	$(36.5)
Mark to market losses	9.7	34.1	—	43.8
Anglesey fire impact	—	20.1	—	20.1
Other non-run-rate items (1)	3.9	—	(1.6)	2.3

Total adjustments	13.6	54.2	(1.6)	66.2
Operating income (loss), excluding no-run-rate and non-operating gains and losses	$33.1	$9.3	$(12.7)	$29.7

GAAP net income				$(22.1)
Total adjustments (net of tax)				37.8

Net income, excluding no-run-rate and non-operating gains and losses				$15.7

Diluted loss per share (GAAP)				$(1.11)

Diluted income per share, excluding no-run-rate and non-operating gains and losses				$.77

(1)	Other non-run-rate items represent non-cash LIFO charges and metal gains (losses) for the Fabricated Products segment and primarily bad debt recoveries from pre-emergence write-offs for the Corporate segment.
Investor Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum
(949) 614-1740
Public Relations Contact:
Geoff Mordock
Fleishman-Hillard
(323) 762-1818